Exhibit 5.1

+1 617 526 6000 (t)

+1 617 526 5000 (f)

wilmerhale.com

June 15, 2016

Spark Therapeutics, Inc.

3737 Market Street

Suite 1300

Philadelphia, PA 19104

Re:	Spark Therapeutics, Inc. – Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-3 (File No. 333-211993) (the “Registration Statement”) filed by Spark Therapeutics, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) for the purpose of registering with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), the following securities of the Company: (a) common stock, $0.001 par value per share (the “Common Stock”); (b) preferred stock, par value $0.001 per share (the “Preferred Stock”); (c) senior debt securities (the “Senior Debt Securities”); (d) subordinated debt securities (the “Subordinated Debt Securities” and, together with the Senior Debt Securities, the “Debt Securities”); (e) depositary shares representing a fractional interest in or multiple shares of Preferred Stock (the “Depositary Shares”); (f) purchase contracts obligating the Company or a holder to purchase or sell Common Stock, Preferred Stock or Depositary Shares at a future date or dates (the “Purchase Contracts”); (g) units consisting of any combination of Debt Securities, Common Stock, Preferred Stock or Warrants (as defined below) (the “Units”); and (h) warrants to purchase Debt Securities, Common Stock or Preferred Stock (the “Warrants”), all of which may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act at an indeterminate aggregate initial offering price, as set forth in the Registration Statement, the prospectus contained therein (the “Base Prospectus”) and any amendments or supplements thereto; (ii) the preliminary prospectus supplement, dated June 13, 2016 (the “Preliminary Prospectus Supplement”); and (iii) the prospectus supplement dated June 14, 2016 (the “Final Prospectus Supplement” and together with the Preliminary Prospectus Supplement, the “Prospectuses”), relating to (i) the issuance and sale by the Company pursuant to the Registration Statement of up to 3,025,000 shares of Common Stock (the “Company Shares”), including up to 525,000 Company Shares that may be sold upon the exercise of an over-allotment option and (ii) the sale by a stockholder of the Company (the “Selling Stockholder”) of up to 1,000,000 shares of Common Stock (the “Selling Stockholder Shares,” and together with the Company Shares, the “Shares”).

Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109

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June 15, 2016

The Shares are to be sold by the Company and the Selling Stockholder pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into by and among the Company, the Selling Stockholder and J.P. Morgan Securities LLC, as representative of the underwriters named in Schedule 1 thereto, the form of which is filed as Exhibit 1.1 to the Company’s Current Report on Form 8-K, dated June 15, 2016.

We are acting as counsel for the Company in connection with the issue and sale by the Company and the sale by the Selling Stockholder of the Shares. We have examined and relied upon a signed copy of the Registration Statement and copies of the Base Prospectus and the Prospectuses, each as filed with the Commission. We have also examined and relied upon the Underwriting Agreement, minutes of meetings and actions of the stockholders and the Board of Directors of the Company as provided to us by the Company, stock record books of the Company as provided to us by the Company, the Certificate of Incorporation and By-Laws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

Our opinion in clause (ii) below, insofar as it relates to the Selling Stockholder Shares being fully paid, is based solely on a certificate of the Chief Executive Officer and the Secretary of the Company confirming the Company’s receipt of the consideration called for by the applicable resolutions authorizing the issuance of such shares.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing, we are of the opinion that (i) the Company Shares have been duly authorized for issuance and, when such Company Shares are issued and paid for in accordance with the terms and conditions of the Underwriting Agreement, such Company Shares will be validly issued, fully paid and nonassessable and (ii) the Selling Stockholder Shares have been duly authorized and are validly issued, fully paid and nonassessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the sale of the Shares in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the Prospectuses under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

WILMER CUTLER PICKERING

HALE AND DORR LLP

By:	/s/ Lia Der Marderosian

Lia Der Marderosian, a Partner